                                                         Exhibit 11

         OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES
          Computation of Per Share Earnings (Unaudited)
                           (In millions)
                                                   Nine Months Ended
                                                      September 30,
                                                   -----------------
                                                   1996         1995
                                                   ----         ----
Primary earnings per share
--------------------------

Primary earnings:

Net income                                         $134.5     $113.1

Less ESOP preferred dividend, net of tax benefit
  and other                                          (5.0)      (4.3)
                                                    -----      -----

Net income                                         $129.5     $108.8
                                                    =====      =====



Primary shares:

Weighted average shares outstanding                  49.8       48.8
                                                    =====      =====

Primary net income per common share                 $2.60      $2.24
                                                    =====      =====


Fully diluted earnings per share
--------------------------------

Fully diluted earnings:

Net income                                         $134.5     $113.1

Less additional ESOP contribution                    (2.5)      (2.3)
                                                    -----      -----

Net income                                         $132.0     $110.8
                                                    =====      =====


Fully diluted shares:

Weighted average number of common
   shares outstanding and common
   stock equivalents                                 49.8       48.8

 Dilutive effect of:

   ESOP preferred stock                               2.0        2.5

   Stock options                                      0.4        0.1
                                                    -----      -----


Fully diluted shares                                 52.2       51.4
                                                    =====      =====

Fully diluted net income per common share           $2.53      $2.16
                                                    =====      =====